PRESS RELEASE	EXHIBIT 99

Scripps reports first quarter results

For immediate release	(NYSE: SSP)

April 24, 2008

CINCINNATI – The E. W. Scripps Company today reported first-quarter operating results, including strong revenue and segment profit growth at Scripps Networks, the company’s operating division that includes HGTV and Food Network, and solid performance at its Shopzilla comparison shopping Internet business.

On a consolidated basis, The E. W. Scripps Company’s first-quarter revenue increased 6.8 percent to $642 million compared with the same period a year ago.

The company’s first-quarter net income was $84.1 million, or 51 cents a share, compared with $68.5 million, or 42 cents a share, for the same period in 2007.

At Scripps Networks, first-quarter revenue grew 15 percent year-over-year to $311 million. Segment profit for the division increased 15 percent to $147 million.

(Segment profit, as defined by the company, excludes interest, income taxes, depreciation and amortization, divested operations, restructuring activities, investment results and certain other items that are included in net income.)

In addition to HGTV and Food Network, Scripps Networks includes DIY Network, Fine Living Network, Great American Country (GAC) and a growing portfolio of related lifestyle brands that deliver content and interactive services on the Internet.

Financial performance at Scripps Networks was favorably affected during the first quarter by increased advertising sales that resulted from improved audience viewership at HGTV and Food Network and strong pricing in the scatter advertising market.

Scripps Networks accounted for nearly half of the company’s consolidated revenue during the first quarter.

At the company’s Interactive Media division, which includes online comparison shopping services Shopzilla and uSwitch, first-quarter revenue grew 23 percent to $77.5 million. Segment profit for the Interactive Media division was $21.0 million compared with a slight loss during the same period a year earlier.

The Interactive Media division’s first-quarter growth is attributable to improvements at Shopzilla that have resulted in the business being able to cost effectively increase and monetize user traffic and increasing energy switching activity and significantly lower expenses at uSwitch in the United Kingdom.

During the prior-year period, Interactive Media segment profit was reduced by about $15 million due to a combination of factors including leadership transition costs at Shopzilla and increased marketing expenses at uSwitch.

At the company’s newspapers and television stations, first quarter operating performance was affected by industry-wide weakness in local advertising sales.

First-quarter revenue at Scripps newspapers was down 8.3 percent, year-over-year, to $156 million. Newspaper online revenue was $10 million, which was flat relative to the prior-year period. Newspaper expenses were down 2.5 percent in the quarter. Newspaper segment profit for the period was $27.6 million vs. $29.3 million last year.

Newspaper segment profit was favorably affected during the first quarter by a $4.4 million, one-time gain from the sale of real estate owned by the Denver Newspaper Agency. The year-over-year newspaper segment profit comparison should also take into account $3.0 million in accelerated depreciation costs that were recorded by the Denver Newspaper Agency during the first quarter of 2007. The accelerated depreciation expense in the prior-year period was related to consolidation of production facilities in Denver.

Lower local and classified advertising sales, including particularly weak real estate and employment classified advertising, contributed to the decline in total newspaper revenue and segment profit.

First-quarter revenue at the Scripps Television Station Group was $76.0 million compared with $76.5 million during the same period a year earlier. First-quarter segment profit at the TV Station Group was $14.2 million vs. $16.4 million, year-over-year.

The decline in revenue and segment profit at the Television Station Group was attributable to generally weak local and national advertising sales, particularly in the automotive and retail categories. Political advertising revenue during the quarter was $3.1 million compared with $300,000 during the same period in 2007.

“Strong growth at our Scripps Networks and Interactive Media divisions drove improved consolidated results for the company during the first quarter,” said Kenneth W. Lowe, president and chief executive officer for Scripps.

“Solid audience trends at HGTV and Food Network, combined with healthy pricing in the scatter advertising market, resulted in double digit revenue and segment profit growth for Scripps Networks,” Lowe said. “We also saw strong growth at our Interactive Media segment, thanks primarily to Shopzilla’s improving ability to efficiently monetize its growing levels of user traffic.”

“At our newspapers and TV stations, first-quarter segment results reflect the continued weakness in local advertising that has affected the entire industry,” Lowe said.

“As for the company’s proposed separation, we’re on track to complete the transaction by the end of the second quarter as planned,” Lowe said. “We’ve received a favorable ruling from the IRS on the tax-free nature of the transaction; we’ve received initial comments from the SEC on the filing of the new company’s Form 10 information statement; and the management teams are in place for both companies going forward. We’re right where we anticipated being at this stage in the process.”

On Oct. 16, 2007, the company disclosed that its board of directors had unanimously authorized management to pursue a separation of Scripps into two publicly traded companies, one focused on national brands and the other focused on local media. Upon completion of the transaction a new company, Scripps Networks Interactive, will include the businesses that currently comprise the Scripps Networks and Interactive Media divisions. The E. W. Scripps Company will include its local newspapers, broadcast television stations, and licensing and syndication businesses. The transaction to separate the company is expected to be completed at the end of June of this year.

Here are first-quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 15 percent to $236 million. Affiliate fee revenue was $67.4 million, up 17 percent.

Programming, marketing and other expenses increased 15 percent to $126 million. Employee costs were up 17 percent to $42.0 million.

Scripps Networks segment profit was $147 million, up 15 percent from $128 million in the prior-year period.

Revenue at HGTV was up 11 percent to $149 million. HGTV now reaches about 96 million domestic subscribers compared with 92 million at the end of the first quarter 2007.

Food Network revenue increased 19 percent to $128 million. Food Network reaches about 96 million domestic subscribers, up from 92 million at the end of the first quarter 2007.

Revenue at DIY Network was $15.3 million, up 33 percent. DIY can be seen in about 47 million households, up from about 43 million households a year ago.

Fine Living revenue increased 24 percent to $12.8 million. Fine Living reaches about 50 million households vs. 45 million households last year.

Revenue at Great American Country increased 5.8 percent to $5.9 million. Great American Country can be seen in about 53 million homes compared with 47 million homes a year ago.

Newspapers

Total newspaper revenue declined 8.3 percent to $156 million. Advertising revenue at newspapers managed solely by Scripps was $120 million, down 10 percent from the prior-year period.

Advertising revenue broken down by category was:

•	Local, down 8.4 percent to $33.9 million.

•	Classified, down 19 percent to $41.8 million.

•	National, down 10 percent to $8.0 million.

•	Preprint and other, down 0.2 percent to $36.5 million. Online revenue, which is included in the preprint and other category, was $9.9 million, about flat relative to the prior year period.

Circulation revenue was $30.5 million, down 1.2 percent.

The contribution to segment profit from the company’s joint operating agreement newspaper and partnerships was $2.0 million compared with a $7.4 million loss in the prior year period. The improvement is attributable, in part, to the company’s $4.4 million share of a one-time gain on the sale of real estate in Denver. The prior-year period also included $3.0 million in accelerated depreciation costs related to the consolidation of construction of production facilities in Denver.

Newsprint expense declined 11 percent due primarily to lower paper usage. Newsprint pricing was flat to the prior-year period.

Total cash expenses for Scripps newspapers managed solely by the company were down 2.3 percent to the prior year.

Total newspaper segment profit was $27.6 million compared with $29.3 million in the prior-year period.

Scripps Television Station Group

Television Station Group revenue was $76.0 million compared with $76.5 million a year earlier.

Revenue broken down by category was:

•	Local, down 5.8 percent to $45.7 million.

•	National, down 7.5 percent to $22.1 million.

•	Political, $3.1 million compared with $300,000 in 2007.

Cash expenses for the Television Station Group were $61.8 million, up 2.9 percent from the prior year.

Television Station Group segment profit was $14.2 million compared with $16.4 million in the prior year period.

Interactive Media

Interactive Media revenue was $77.5 million for the first quarter compared with $62.9 million in the first quarter 2007.

Segment profit was $21.0 million compared with a segment loss of $381,000 in the first quarter of 2007. During the prior-year period Interactive Media segment profit was reduced by about $15 million due to a combination of factors including leadership transition costs at Shopzilla and increased marketing expenses at uSwitch.

Licensing and Other Media

Revenue was $22.4 million compared with $23.2 million in the prior-year period. Segment profit was $2.2 million compared with $3.0 million in the first quarter 2007.

Guidance

Based on advance advertising sales, the company currently anticipates second quarter 2008 total revenue for Scripps Networks will be up 10 to 12 percent year over year. Total Scripps Networks expenses are expected to increase about 15 percent during the second quarter.

Total newspaper revenue is expected to be down 8 to 10 percent from the prior year in the second quarter due to continued weakness in classified and local advertising. Total newspaper expenses are expected to be down about 7 percent compared with the prior year. Year-over-year newspaper expense reductions reflect $8.9 million in employee severance costs the company incurred during the second quarter 2007.

At the company’s broadcast television stations, total revenue is expected to be flat to up slightly compared with the prior-year period. TV Station Group expenses are expected to be up in the mid-single digits.

Interactive Media, which includes Shopzilla and uSwitch, is expected to generate segment profit of $12 million to $14 million in the second quarter.

Corporate expenses, excluding costs that will be incurred as a result of the company’s separation, are expected to be about $17 million in the second quarter.

Second quarter earnings per share from continuing operations, excluding separation costs, are expected to be between 58 and 62 cents. Earnings per share from continuing operations during the second quarter of 2007 were 58 cents.

Conference call

The senior management team at Scripps will discuss the company’s first quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-800-553-0349 (U.S.) or 1-612-332-0923 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (first quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT April 24 until 11:59 p.m. EDT May 1. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 918379.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses, including the proposed separation plan, that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 15 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended March 31,
	2008	2007	Change
Operating revenues	$642,474	$601,424	6.8%
Costs and expenses	(462,962)	(448,401)	3.2%
Depreciation and amortization of intangibles	(28,762)	(34,438)	(16.5)%
Gains (losses) on disposal of PP&E	(867)	(89)

Operating income	149,883	118,496	26.5%
Interest expense	(5,832)	(10,201)	(42.8)%
Equity in earnings of JOAs and other joint ventures	12,189	3,621
Miscellaneous, net	761	848	(10.3)%

Income from continuing operations before income taxes and minority interests	157,001	112,764	39.2%
Provision for income taxes	(50,874)	(31,535)	61.3%

Income from continuing operations before minority interests	106,127	81,229	30.7%
Minority interests	(22,293)	(17,980)	24.0%

Income from continuing operations	83,834	63,249	32.5%
Income from discontinued operations, net of tax	234	5,235	(95.5)%

Net income	$84,068	$68,484	22.8%

Net income per diluted share of common stock:
Income from continuing operations	$0.51	$0.38
Income from discontinued operations	0.00	0.03

Net income per diluted share of common stock	$0.51	$0.42

Weighted average diluted shares outstanding	163,659	164,921

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

Our Cincinnati joint operating agreement with Gannett Co. Inc., was not renewed when the agreement terminated on December 31, 2007. In connection with the termination of the JOA, we ceased publication of our Cincinnati Post and Kentucky Post newspapers that participated in the Cincinnati JOA.

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home which culminated in the sale of the operations of the Shop At Home television network and certain assets to Jewelry Television in June 2006 for approximately $17 million in cash. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We reached agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations for cash consideration of $170 million. On December 22, 2006, we closed the sale of the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT closed on April 24, 2007.

In accordance with the provisions of FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended March 31,
	2008	2007
Operating revenues	$5	$1,107

Equity in earnings of JOA	$331	$3,928

Income (loss) from discontinued operations:
Income (loss) from discontinued operations, before tax	$371	$2,933
Income taxes (benefit)	137	(2,302)

Income (loss) from discontinued operations	$234	$5,235

A tax benefit of $3.4 million was recognized in the first quarter of 2007 related to differences that were identified between our prior year provision and tax returns for our Shop At Home businesses.

2. OTHER CHARGES AND CREDITS

Net income was affected by the following:

2007 – Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced net income $3.3 million, $.02 per share.

In connection with the adoption of Financial Accounting Standards Board Interpretation No. 48 and the corresponding detailed review that was completed for our deferred tax balances, we identified adjustments necessary to properly record certain tax balances. These adjustments reduced the tax provision in the first quarter of 2007 increasing net income $4.0 million, $.02 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of our JOA and newspaper partnerships using the equity method of accounting. Our equity in earnings of our JOA and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our results of operations. Newspaper segment profit includes equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profit includes equity in earnings of joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our results of operations is as follows:

(in thousands)	Three months ended March 31,
	2008	2007	Change
Segment operating revenues:
Scripps Networks	$310,836	$269,479	15.3%

Newspapers:
Newspapers managed solely by us	155,599	169,751	(8.3)%
JOAs and newspaper partnerships	61	58	5.2%

Total newspapers	155,660	169,809	(8.3)%
Broadcast television	76,019	76,508	(0.6)%
Interactive media	77,496	62,934	23.1%
Licensing and other media	22,443	23,200	(3.3)%
Corporate	709	427	66.0%
Intersegment eliminations	(689)	(933)	(26.2)%

Total operating revenues	$642,474	$601,424	6.8%

Segment profit (loss):
Scripps Networks	$146,620	$127,500	15.0%

Newspapers:
Newspapers managed solely by us	25,550	36,691	(30.4)%
JOAs and newspaper partnerships	2,015	(7,374)

Total newspapers	27,565	29,317	(6.0)%
Broadcast television	14,170	16,379	(13.5)%
Interactive media	20,967	(381)
Licensing and other media	2,172	2,978	(27.1)%
Corporate	(19,810)	(18,954)	4.5%
Intersegment eliminations	17	(195)
Depreciation and amortization of intangibles	(28,762)	(34,438)	(16.5)%
Gains (losses) on disposal of PP&E	(867)	(89)
Interest expense	(5,832)	(10,201)	(42.8)%
Miscellaneous, net	761	848	(10.3)%

Income from continuing operations before income taxes and minority interests	$157,001	$112,764	39.2%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended March 31,
	2008	2007
Depreciation:
Scripps Networks	$5,976	$4,604

Newspapers:
Newspapers managed solely by us	5,373	5,337
JOAs and newspaper partnerships	325	329

Total newspapers	5,698	5,666
Broadcast television	4,413	4,323
Interactive media	6,200	3,461
Licensing and other media	117	114
Corporate	59	379

Total depreciation	$22,463	$18,547

Amortization of intangibles:
Scripps Networks	$815	$806

Newspapers:
Newspapers managed solely by us	519	455
JOAs and newspaper partnerships

Total newspapers	519	455
Broadcast television	281	278
Interactive media	4,684	14,352

Total amortization of intangibles	$6,299	$15,891

Gains (losses) on disposal of PP&E:
Scripps Networks	$(764)	$(68)

Newspapers:
Newspapers managed solely by us		(8)
JOAs and newspaper partnerships	20	1

Total newspapers	20	(7)
Broadcast television	(123)	(14)

Gains (losses) on disposal of PP&E	$(867)	$(89)

4. JOINT OPERATING AGREEMENT AND NEWSPAPER PARTNERSHIPS

Our Denver newspaper is operated pursuant to the terms of a joint operating agreement (“JOA”). The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

The sales, production and business operations of the Denver newspapers that participate in the JOA are operated by the Denver Newspaper Agency, a limited liability partnership (the “Denver JOA”). Each newspaper owns 50% of the Denver JOA and shares management of the combined newspaper operations. We receive a 50% share of the Denver JOA profits.

In the first quarter of 2008, we ceased publication of our Albuquerque Tribune newspaper. We also reached an agreement with the Journal Publishing Company, the publisher of the Albuquerque Journal (“Journal”), to terminate the Albuquerque joint operating agreement between the Journal and our Albuquerque Tribune newspaper following the closure of our newspaper. Under an amended agreement with the Journal Publishing Company, we will continue to own an approximate 40% residual interest in the Albuquerque Publishing Company, G.P. (the “Partnership”). The Partnership will direct and manage the operations of the continuing Journal newspaper and we will receive a share of the Partnership’s profits commensurate with our residual interest.

We participate in a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that operates certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the earnings of our JOA and newspaper partnerships is reported as “Equity in earnings of JOAs and other joint ventures” in our Results of Operations.

Financial information related to our JOA and newspaper partnerships is as follows:

(in thousands)	Three months ended March 31,
	2008	2007	Change
Equity in earnings of JOAs and newspaper partnerships:
Denver	$6,905	$(1,857)
Albuquerque	1,780	1,938	(8.2)%
Colorado	(172)	(107)	60.7%
Other newspaper partnerships and joint ventures		(323)

Total equity in earnings of JOAs	8,513	(349)
Operating revenues of JOAs and newspaper partnerships	61	58	5.2%

Total	$8,574	$(291)

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities resulting in certain assets of the existing facilities being retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense through April 2007. The increased depreciation resulted in a $3.0 million decrease in our equity in earnings of JOAs in the first quarter of 2007.

The consolidation of DNA’s newspaper production facilities was completed in 2007. In the first quarter of 2008, DNA sold the production facility that was no longer being utilized in DNA’s operations. The gain from this transaction increased our 2008 equity in earnings from JOA’s $4.4 million.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 7.25% interest in Fox-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

(in thousands)	Three months ended March 31,
	2008	2007	Change
Operating revenues:

HGTV	$148,477	$133,853	10.9%

Food Network	127,799	107,789	18.6%

DIY	15,348	11,548	32.9%

Fine Living	12,755	10,315	23.7%

Great American Country	5,915	5,589	5.8%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: March	The E.W. Scripps Company
Report date: April 24, 2008	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Year-to-date
	2008	2007	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$235.5	$205.7	14.5%
Affiliate fees, net	67.4	57.9	16.6%
Other	7.9	5.9	34.6%

Scripps Networks	$310.8	$269.5	15.3%

Subscribers (1)
HGTV	95.8	92.0	4.1%
Food Network	95.5	91.9	3.9%
DIY	47.1	43.5	8.3%
Fine Living	49.7	44.7	11.2%
Great American Country	52.7	46.6	13.1%

NEWSPAPERS (2)
Operating Revenues
Local	$33.9	$37.0	(8.4)%
Classified	41.8	51.7	(19.1)%
National	8.0	8.9	(10.3)%
Preprints, online and other	36.5	36.5	(0.2)%

Newspaper advertising	120.1	134.1	(10.4)%
Circulation	30.5	30.9	(1.2)%
Other	4.9	4.8	3.9%

Newspapers managed solely by us	$155.6	$169.8	(8.3)%

BROADCAST TELEVISION
Operating Revenues
Local	$45.7	$48.5	(5.8)%
National	22.1	23.9	(7.5)%
Political	3.1	0.3
Other	5.1	3.8	33.8%

Broadcast Television	$76.0	$76.5	(0.6)%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.
(2)	First quarter 2008 had 13 Sundays, versus 12 Sundays in 2007.